Exhibit 99.1

Flexsteel Reports Earnings Improvement for Second Quarter and Year-To-Date Fiscal 2012

DUBUQUE, Iowa--(BUSINESS WIRE)--February 2, 2012--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported net sales for the quarter ended December 31, 2011 of $85.0 million compared to $82.8 million in the prior year quarter, an increase of 2.6%. The Company reported net income for the current quarter of $2.9 million or $0.42 per share compared to net income of $2.1 million or $0.31 per share in the prior year quarter.

For the six months ended December 31, 2011, the Company reported net sales of $166.5 million compared to the prior year sales of $170.1 million, a decrease of 2.1%. The Company reported net income for the current six-month period of $5.3 million or $0.76 per share compared to a net income of $4.5 million or $0.65 per share in the prior year period. The prior year six-month period includes a pre-tax charge of approximately $1.0 million to facility closing costs for employee separation and other closing costs.

For the quarter ended December 31, 2011, residential net sales were $67.0 million, an increase of 5.4% from the prior year quarter net sales of $63.5 million. Commercial net sales were $18.0 million compared to $19.3 million in the prior year quarter, a decrease of 6.5%.

For the six months ended December 31, 2011, residential net sales were $129.5 million compared to residential net sales of $128.8 million in the six months ended December 31, 2010, an increase of 0.6%. Commercial net sales were $37.0 million for the six months ended December 31, 2011 compared to $41.3 million for the six months ended December 31, 2010, a decrease of 10.3%.

Gross margin for the quarter ended December 31, 2011 was 24.1% compared to 22.7% in the prior year quarter. For the six months ended December 31, 2011, the gross margin was 23.7% compared to 22.6% for the prior year six-month period. Gross margin for the prior year quarter and six-month period was adversely impacted by inventory write-down of $0.6 million associated with the facility closing.

Selling, general and administrative expenses for the quarter ended December 31, 2011 were $15.8 million or 18.6% of net sales compared to $15.5 million or 18.7% of net sales in the prior year including an increase in legal and professional fees of $0.7 million, primarily related to an Indiana civil lawsuit, and a decrease in bad debt expense of $0.7 million. Selling, general and administrative expenses for the six months ended December 31, 2011 were $31.1 million or 18.7% of net sales, including a $1.2 million increase in legal and professional fees, primarily related to the aforementioned lawsuit, and a $1.0 million decrease in bad debt expense, compared to $30.4 million or 17.9% of net sales in the prior year six-month period.

Working capital (current assets less current liabilities) at December 31, 2011 was $102.8 million. Net cash provided by operating activities was $2.0 million during the six months ended December 31, 2011. Net income of $5.3 million and increased accounts payable of $1.6 million were offset by a $5.3 million planned increase in inventory.

During the first six months of fiscal year 2012 capital expenditures were $2.7 million, including $2.1 million related to construction of a corporate office building. Depreciation expense was $1.4 million in the six-month periods ended December 31, 2011 and 2010. The Company expects that capital expenditures will be approximately $10 million for the remainder of the 2012 fiscal year including costs related to construction, furnishing and equipping the corporate office building which is expected to be completed in August 2012.

All earnings per share amounts are on a diluted basis.

Outlook

The Company believes that top line growth will be modest through the second half of fiscal year 2012. Our business continues to be adversely impacted by macroeconomic conditions such as high unemployment, limited job growth and a depressed housing market resulting in low consumer confidence levels. We expect orders for residential seating products to continue to perform slightly above prior year levels. Our commercial office business has picked up modestly as we enter the second half of the fiscal year. The Company is expecting flat order trends for our vehicle and hospitality seating products for the remainder of the fiscal year.

The Company remains committed to its core strategies, which include a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and improving profitability. We believe these core strategies are in the best interest of our shareholders.

Conference Call

We will host a conference call on February 3, 2012, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 34186535. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-585-8367 and entering ID# 34186535.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

About Flexsteel

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 31,	June 30,
	2011	2011

ASSETS

CURRENT ASSETS:
Cash	$15,871	$17,889
Trade receivables, net	32,055	31,451
Inventories	79,012	73,680
Other	5,715	5,333
Total current assets	132,653	128,353

NONCURRENT ASSETS:
Property, plant, and equipment, net	23,348	21,387
Other assets	14,920	14,937

TOTAL	$170,921	$164,677

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$12,180	$9,899
Accrued liabilities	17,655	17,771
Total current liabilities	29,835	27,670

LONG-TERM LIABILITIES:
Other long-term liabilities	8,069	8,434
Total liabilities	37,904	36,104

SHAREHOLDERS’ EQUITY	133,017	128,573

TOTAL	$170,921	$164,677

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
NET SALES	$85,001	$82,821	$166,522	$170,051
COST OF GOODS SOLD	(64,543)	(63,996)	(127,100)	(131,620)
GROSS MARGIN	20,458	18,825	39,422	38,431
SELLING, GENERAL AND
ADMINISTRATIVE	(15,765)	(15,508)	(31,096)	(30,406)
FACILITY CLOSING COSTS	--	--	--	(1,016)
OPERATING INCOME	4,693	3,317	8,326	7,009
OTHER INCOME:
Interest and other income	45	14	170	115
INCOME BEFORE INCOME TAXES.	4,738	3,331	8,496	7,124
INCOME TAX PROVISION	(1,790)	(1,200)	(3,170)	(2,650)
NET INCOME	$2,948	$2,131	$5,326	$4,474
AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING:
Basic	6,763	6,691	6,745	6,676
Diluted	6,967	6,924	6,968	6,881
EARNINGS PER SHARE OF
COMMON STOCK:
Basic	$0.44	$0.32	$0.79	$0.67
Diluted	$0.42	$0.31	$0.76	$0.65

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended
	December 31,
	2011	2010
OPERATING ACTIVITIES:
Net income	$5,326	$4,474
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation	1,404	1,408
Deferred income taxes	(71)	(498)
Stock-based compensation expense	493	699
Change in provision for losses on accounts receivable	(180)	800
Gain on disposition of capital assets	(16)	(8)
Changes in operating assets and liabilities	(4,950)	(6,633)
Net cash provided by operating activities	2,006	242

INVESTING ACTIVITIES:
Net purchases of investments	(290)	(189)
Proceeds from sale of capital assets	16	42
Capital expenditures	(2,676)	(585)
Net cash used in investing activities	(2,950)	(732)

FINANCING ACTIVITIES:
Dividends paid	(1,180)	(834)
Proceeds from issuance of common stock	106	206
Net cash used in financing activities	(1,074)	(628)

Decrease in cash	(2,018)	(1,118)
Cash at beginning of period	17,889	8,278
Cash at end of period	$15,871	$7,160

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, Chief Financial Officer, 563-585-8392